JAMBA, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

This sets forth the Non-employee Director Compensation Policy (the “Policy”) of Jamba, Inc. (the “Company”), as adopted by the Compensation and Executive Development Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”), which shall remain in effect until amended, replaced or rescinded by further action of the Compensation Committee or the Board. The cash compensation and restricted stock unit grants described in this Policy shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any subsidiary (each, an “Eligible Director”) who may be eligible to receive such cash and equity compensation. Members of the Company’s Board shall not be entitled to receive any other compensation for service on the Board.

1.	Cash Compensation.

Payment Amount. Each Eligible Director serving as a member of the Board at the beginning of the Company’s fiscal year shall be eligible to receive an annual retainer of $60,000 for service on the Board. In addition, an Eligible Director serving at the beginning of the Company’s fiscal year as:

•	Chairman of the Board shall be eligible to receive an additional annual retainer of $40,000 for such service.

•	Lead Director shall be eligible to receive an additional annual retainer of $20,000 for such service.

•	Chairman of the Audit Committee shall be eligible to receive an additional annual retainer of $20,000 for such service.

•	Chairman of the Compensation and Executive Development Committee shall be eligible to receive an additional annual retainer of $10,000 for such service.

•	Chairman of the Nominating and Corporate Governance Committee shall be eligible to receive an additional annual retainer of $10,000 for such service.

•	Chairman of the ad hoc Finance Committee (to the extent the Board continues such Committee after the 2010 Annual Stockholders’ Meeting) shall be eligible to receive an additional annual retainer of $10,000 for such service.

Payment Schedule and Vesting. The annual retainers for service on the Board and as chairman of committees of the Board as set forth above shall be paid by the Company in quarterly installments as soon as practicable after the end of each of the Company’s fiscal quarters for which the Eligible Director shall have served. If any Eligible Director holds office as a director of the Board for less than a full Company fiscal year, the Eligible Director’s shall only be entitled to the portion of the annual retainer payable through the end of the last full fiscal quarter for which the Eligible Director shall have served.

New Directors. In the event a new Eligible Director is elected or appointed to the Board, such Eligible Director shall be eligible to receive as compensation for service as a member of the Board or as chairman of committees of the Board as set forth above a pro-rated amount of their applicable annual retainer as measured from the date of appointment or election through the beginning of the Company’s fiscal year, payable by the Company in quarterly installments as soon as practicable after the end of each of the Company’s full fiscal quarters for which the Eligible Director shall have served. Board members have an option prior to the Annual Stockholders’ Meeting to elect to take a stock grant of shares of Common Stock in lieu of one-half (1/2) the cash portion of their Non-Employee Board Member compensation (i.e., $30,000). The number of shares of Common Stock to be granted under the Company’s 2006 Stock Employee, Director and Consultant Plan or any successor equity plan (the “Stock Plan”) will be issued over a one-year period in four equal installments, subject to the director’s continued service on the Board of Directors. The number of shares will be determined and issued on the “Grant Date” (as defined in the Stock Plan) by dividing $7,500 by the “Fair Market Value” of the Common Stock (as defined in the Stock Plan) on the Grant Date. This equity grant is in addition to the non-employee Board member annual equity grant.

2.	Equity Compensation.

Grant Amount. Eligible Directors who are elected by the Company’s stockholders to serve as a director of the Company at the Company’s Annual Stockholders Meeting shall be entitled to receive from the Company an annual grant of equity-based compensation consisting of 20,000 restricted stock units (“RSUs”) under the Stock Plan (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock of the Company occurring after February 26, 2013). Each year the Compensation Committee or the Board shall discuss and review the appropriateness of the annual amount of equity to be granted and make any adjustments to the amount to be granted as they may deem appropriate, utilizing the same valuation methodologies under Generally Accepted Accounting Principles as utilized in assessing the Company’s other equity compensation to its management team members.

Grant Date and Vesting. The Company shall issue the RSUs to Eligible Directors on the date of the Company’s Annual Stockholder Meeting each year. The RSUs shall vest over a one year period in four equal installments, with 25% vesting on each three month period following the Company’s Annual Stockholder Meeting, subject to the Eligible Director’s continued Board service; provided, however, that if the Company’s Annual Stockholder Meeting for the following year occurs prior to the end of the one year period, the RSUs for such Eligible Directors who serve until such Annual Stockholder Meeting shall become completed vested upon such Annual Stockholder Meeting.

New Directors. In the event a new Eligible Director is elected or appointed to the Board on a date other than the Company’s Annual Stockholder Meeting, the Compensation Committee or the Board shall have authority to determine, at its sole discretion, such Eligible Director’s eligibility to receive any pro-rated amounts of any annual RSU grant.

3.	Expense Reimbursement. All Eligible Directors shall be entitled to reimbursement from the Company for their reasonable travel (including airfare and ground transportation) to and from meetings of the Board, and reasonable lodging and meal expenses incident thereto. The Company shall make reimbursement to an Eligible Director within a reasonable amount of time following submission by the Eligible Director of reasonable written substantiation for the expenses.

Adopted November 26, 2006

Last Revised February 26, 2013